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OVERLAND DATA, INC.

1992-A NON-QUALIFIED STOCK OPTION PLAN

1. ESTABLISHMENT AND PURPOSE OF PLAN.

     Overland Data, Inc. (hereinafter referred to as the "Company") proposes to grant to former employees of Mountain Engineering ("ME") Company options to purchase shares of the Company's Common Stock ("Common Stock"), for the purpose of attracting and retaining former employees of ME with ability and experience. Such options will be granted pursuant to the plan herein set forth which shall be known as the "Overland Data, Inc. 1992-A Non-Qualified Stock Option Plan" (the "Plan").

2. MAXIMUM NUMBER OF SHARES SUBJECT TO OPTIONS.

     A maximum of 332,000 shares of Common Stock (subject to adjustment in accordance with Section 6 below), may be issued upon exercise of the options granted under the Plan. Shares covered by the unexercised portion of any option which has terminated by its terms or which was canceled pursuant to Section 14 hereof may be subject to a subsequent option granted under the Plan.

3. ADMINISTRATION OF THE PLAN.

    The authority to grant options under the Plan shall be vested in the Board of Directors of the Company (hereinafter referred to as the "Board") or in such committee as may be appointed from time to time for that purpose by the Board (which committee is hereinafter referred to as the "Committee"). Subject to the provisions of the Plan, the Board or the Committee, from time to time on the recommendation of the chief executive officer of the Company, shall determine the directors, officers and employees to whom, and the time or times at which, options shall be granted; the number of shares to be subject to each option; the period of each option; the price of options shares; and other terms and provisions of each option. Options need not be identical. The Board may also interpret the Plan; prescribe, amend and rescind rules and regulations relating to the Plan; amend the Plan from time to time (subject to the limitations set forth in Section 11); and make all other determinations necessary or advisable for the administration of the Plan.

4. ELIGIBILITY.

     a. Options may be granted under this Plan only to former employees of ME who are employees of the Company.

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     b. Any employee who has been granted an option under this or any stock option plan of the Company may be granted an additional option or options directly or under this or any other such plan; subject, however, to any restrictions that may be contained in any other such plan or established by the Board.

5. EXERCISE PRICE.

     The price to be paid for shares covered by each option shall not be less than twenty-five (25%) percent of the fair market value of such shares, as determined by the Board or the Committee on the date the option is granted (the "Date of Grant"), subject to adjustment as provided in Section 6. In determining the fair market value of such shares, the Board or the Committee shall take into consideration the net book value of such shares, the net income per share, liquidation value and if the Company's stock is publicly traded, the bid and agreed prices of the Company's stock as reflected on an automated quotations system or if the Company's shares are listed, the prices as quoted on a national securities exchange. The price of any shares purchased under exercise of an option shall be paid in full at the time of each such exercise.

6. ADJUSTMENTS.

     In the event of any change in the Common Stock of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate or capital structure (not including the issuance of additional shares of any class of the Company's stock for adequate consideration received by the Company), appropriate adjustment shall be made by the Board in the number of shares and the price per share subject to outstanding options, and in the number of shares and the par value thereof of the aggregate number of shares available for such options as set forth in Section 2 hereof. Such adjustment shall be made so that the Plan and options theretofore or thereafter to be issued thereunder shall remain substantially the same as before such change, and so that the benefits receivable under any outstanding option shall not be increased or decreased from those which the optionee had before such change. The determination of any such adjustment by the Board shall be final, binding and conclusive. Anything herein contained to the contrary notwithstanding, upon the dissolution of the Company, or upon any merger or consolidation of the Company where the Company is not the surviving corporation and the surviving corporation does not agree to exchange its options for options granted under the Plan, all options granted under the Plan shall terminate and thereupon become null and void; but the optionee shall have the right immediately prior to such dissolution, merger or consolidation, to exercise any such option without regard to any otherwise applicable restriction as to time of exercise, other than expiration of the Option Period.

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7. OPTION PERIOD AND LIMITATION OF EXERCISE.

     Options shall be exercisable at such times and for such period (the "Option Period") as may be fixed by the Board or the Committee at the Date of Grant; provided, however, that no option shall be exercisable after the expiration of ten years from the date of grant.

8. EFFECT OF TERMINATION OF EMPLOYEE.

     a. If an optionee resigns as an employee of the Company any reason ("Voluntary Termination") except because the Company has required the optionee to relocate outside Boulder County, Colorado (a "Relocation Termination") all unvested options shall be cancelled.

     b. If an optionee ceases to be an employee of the Company, for any reason other than by reason of Voluntary Termination, death, permanent disability, or termination for cause, such optionee may exercise his vested options and sixty-six and two-thirds (66-2/3%) percent of unvested options in accordance with the terms thereof.

     c. If an optionee becomes permanently disabled and ceases by reason thereof to be an employee of the Company or if an optionee dies while an employee of the Company, any vested options and fifty (50%) percent of any unvested options held by such permanently disabled or deceased optionee will continue in effect and may be exercised in accordance with their terms by the optionee in the case of permanent disability, or, in the case of death, by the executor or administrator of such optionee's estate, or in the event there is no such executor or administrator, by the person or persons to who the optionee's rights under the option shall pass by will or the laws of descent and distribution. An optionee will be deemed to be permanently disabled if the optionee is, by reason of any medically determined physical or mental impairment expected to result in death or to be of continuous duration of not less than six months, unable to engage in substantial gainful employment.

     d. If the termination of an optionee's position as an employee of the Company is for cause (including, but not limited to, any act of dishonesty, unethical conduct, willful misconduct, fraud or embezzlement, or any unauthorized disclosure of confidential information or trade secrets, any of which occurs in connection with the optionee's position as an employee of the Company), the unvested options held by the optionee shall thereupon be canceled and such optionee shall have no right to exercise any part of such unvested options after such

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termination. Notwithstanding the foregoing, vested options held by an optionee shall not be subject to termination and shall continue in full force and effect in accordance with the terms thereof.

     e. Options shall not be affected by authorized leaves of absence so long as the optionee continues to be an employee of the Company.

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9. NONTRANSFERABILITY OF OPTIONS.

     During the lifetime of an optionee, options granted hereunder shall be exercisable only by the optionee (or his or her duly appointed and acting guardian or conservator) and shall not be assignable or transferable. In the event of the death of an optionee, options granted hereunder shall not be transferable other than by will or by the laws of descent and distribution. Options may, however, be surrendered to the Company for cancellation for such consideration and upon such terms as may be mutually agreed upon by the Company and the holder of such options.

10. EFFECTIVE DATE AND EXPIRATION OF THE PLAN.

     The Plan becomes effective upon its adoption by the Board of Directors. Unless sooner terminated, the Plan shall expire on the tenth (10th) anniversary of the date of adoption of the Plan by the Board of Directors of the Company.

11. AMENDMENT AND TERMINATION OF PLAN PRIOR TO EXPIRATION OF DATE.

     At any time prior to the expiration of the Plan, the Board may terminate, suspend, modify or amend the Plan, provided that in no event shall any termination, suspension, modification or amendment of the Plan alter or impair, without the consent of the respective optionee, any rights or obligations under options theretofore granted under the Plan, subject only to cancellation as provided in Section 6 and in the following Section 12.

12. COMPLIANCE WITH APPLICABLE LAW.

     This Plan, options granted hereunder, and the issuance of Common Stock upon exercise of such options are or may be subject to compliance with various laws and the rules, regulations and policies of various regulatory bodies and agencies, including the Securities and Exchange Commission and the California Department of Corporations, as now in effect or as may hereafter be adopted or amended. The grant of options under the Plan and the issuance of Common Stock upon the exercise thereof are each expressly conditioned upon compliance with all such laws, rules, regulations and policies.

13. DELIVERY OF FINANCIAL INFORMATION.

     During such time as options remain outstanding hereunder, the Company shall deliver to the optionees financial and other information regarding the Company in accordance with Rule

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260.140.41.2 of Title 10, Chapter 3 of the California Code of Regulations.

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14. CANCELLATION OF OPTIONS.

     At any time prior to the expiration of the Plan, the Board may, with the written consent of the optionee, cancel all options, or any portion thereof previously granted to such optionee.


Note: The foregoing 1992-A Non-Qualified Stock Option Plan was adopted by the Board of Directors on April 22, 1992.




                                       Martin D. Gray, Secretary